Exhibit 99.1

SuperGen and Abbott Mutually Conclude Their Alliance

“Abbott has helped us in our transition from a small company into a larger company during a critical time in our development, and for that we are very grateful. SuperGen has nearly $103 million of cash and marketable securities and equities on hand, and three novel oncology products with major potential in late-stage development.” Dr. Joseph Rubinfeld

DUBLIN, Calif., March 4 /PRNewswire-FirstCall/ — SuperGen Inc. (Nasdaq: SUPG - news) announced today that its alliance with Abbott Laboratories (NYSE: ABT - news), announced in December 1999 for SuperGen’s oral cancer drug rubitecan, has been mutually concluded, effective immediately.

"SuperGen’s repurchase of rights through this settlement creates a unique opportunity for us to control our own destiny in that we now solely govern our own growing product pipeline, both domestically and internationally,’’ said Joseph Rubinfeld, Ph.D., chairman and chief executive officer of SuperGen. "We now can proceed, unencumbered, to pursue other business relationships worldwide for rubitecan and many other drugs in our pipeline that we believe will maximize shareholder value. Under the now-terminated agreement, Abbott had the exclusive right of first-look at all our products. Abbott could have taken up to 180 days to look at everything we have or will have in our pipeline. This has impeded our business activities with other potential partners. Now we have the freedom to exploit business opportunities as we see fit."

As a result of the termination of the alliance with Abbott, Abbott is no longer SuperGen’s marketing partner. SuperGen regains 100 percent of the marketing rights of rubitecan worldwide. Abbott no longer has the right or obligation to purchase shares of SuperGen stock at market prices upon achievement of milestones in a remaining aggregate amount equal to $52.5 million, no longer has the right to exercise its option to purchase up to 49 percent of SuperGen, and no longer has the right of first refusal to acquire SuperGen. SuperGen no longer has the right to receive cash payments (up to $57 million) on achievement of milestones and Abbott will forfeit the 50 percent profit split of future product revenue. The distribution agreement relating to Nipent remains in effect.

"Our three franchise compounds — rubitecan, Nipent® and decitabine — represent the cornerstone of a bright future for SuperGen," Dr. Rubinfeld said. "In addition, there are several other important products in our pipeline, including the cancer vaccine, Avicine(TM); Partaject(TM)-delivered busulfan; and inhaled versions of rubitecan and paclitaxel. Moreover, our company recently received FDA approval to market the anticancer compound daunorubicin, which is used as a treatment for a variety of acute leukemias.

"The bottom line is that our Abbott alliance helped us become a better clinical-developer, and enabled us to become financially successful. We thank them for that, and now we look forward to seizing our own opportunities," concluded Dr. Rubinfeld.

Rubitecan is an oral chemotherapy compound in the camptothecin class and is currently in Phase III studies for the treatment of pancreatic cancer. Pancreatic cancer is associated with high patient mortality causing more than 75,000 deaths annually in the United States and Europe. It is the fourth- leading cause of death by cancer in the United States with an average survival rate of four to five months following diagnosis at an advanced stage. Rubitecan is currently being studied at more than 200 clinical sites for the treatment of pancreatic cancer. SuperGen has previously reported that it expects to initiate clinical trials of rubitecan for additional tumor types.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer.

This press release contains ‘forward-looking’ statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such forward-looking statements include statements regarding our expectations about rubitecan and other products. The success of such products could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such factors may include, but are not limited to: risks and uncertainties related to how quickly data can be analyzed to submit an NDA with the FDA, the results of the studies, how lengthy the FDA review process will take, if the application will be accepted, filed and approved or if either drug will ever reach the market. Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including the reports on Forms 10-K and 10-Q.

BULLETIN! BULLETIN! BULLETIN!

SuperGen will hold a telephone conference call tomorrow, Tuesday, March 5, 2002 at 8:30 a.m. (Eastern) / 5:30 a.m. (Pacific). Joseph Rubinfeld, Ph.D., Chairman and Chief Executive Officer; Edward Jacobs, Chief Business Officer and Chief Financial Officer; and, Karl Mettinger, M.D., Ph.D., Sr. Vice President and Chief Medical Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate should call 800- 895-1075 at approximately 8:20 a.m. (Eastern). A replay of this conference call will be available beginning one hour after the conclusion of the call until 9:30 a.m. on Thursday, March 7, by dialing 800-633-8284 or 858-812-6440 (reservation number 20413545).